Exhibit 99.1

Cyngn Reports First Quarter 2023 Financial Results

Quarterly revenue of $0.9 million from autonomous vehicle development contracts

MENLO PARK, Calif., May 10, 2023 — Cyngn Inc. (the “Company” or “Cyngn”) (NASDAQ: CYN), a developer of AI-powered autonomous driving software solutions for industrial applications, today announced its financial results for the fiscal first quarter ended March 31, 2023.

Recent Operating Highlights:

●	Announced automated robotics sales veteran Chris Wright as Head of Sales

●	Delivered autonomous vehicles to U.S Continental Inc., the first commercial deployment of the Company’s autonomous stockchasers

●	Hired Felix Singh as VP of Engineering Services to streamline deployment automation and expand customer technical support

●	Announced the successful completion of Phase 2 of the multi-phase autonomous driving for mining project with a global mining vehicle OEM

●	Released version 9.0 of the Company’s Enterprise Autonomy Suite (EAS)

“During the first quarter, we continued the strong progress we made during 2022,” said Lior Tal, Cyngn’s CEO. “We successfully completed the deployment of our autonomous stock chaser solution at U.S. Continental and our sales team saw significant interest from potential new customers for our commercially available products. Their focus for the rest of the year will be on securing additional, and larger, stockchaser deployments.

“We also made excellent progress on two funded projects to bring autonomous operations to forklifts and mining vehicles. We achieved new milestones on both projects and also increased the scope and length of the forklift engagement as we anticipate commercializing that project in 2024. The expansion of our product offering from stock chasers to forklifts and mining vehicles, are a testament to the power of EAS, how broadly it can be applied, and its huge potential. It is these strategic new development efforts in parallel with sales of our commercially released products that will continue to expand the industrial vehicle automation solutions that are available on the EAS platform.”

Financial Review

First Quarter ending March 31, 2023:

●	Revenue was $0.9 million for the first quarter of 2023 compared to zero revenue in the corresponding quarter of 2022. Substantially, all of this revenue was related to two multi-phase non-recurring engineering (“NRE”) contracts related to projects that expand Cyngn’s technology to additional vehicle types - forklifts and mining vehicles.

●	First quarter total costs and expenses were $6.7 million, up from $3.8 million in the prior year quarter, mainly due to increases in cost of revenue, personnel costs, professional and contractor fees, and subscription costs. The increase in costs and expenses was driven by an increase in Research and Development (“R&D”) expenses, which totaled $3.0 million compared to $1.7 million in the first quarter of the prior year. The increase was due to higher personnel costs incurred for additional engineering staff and external contractor costs to support the development of Cyngn’s technology. Operating expenses were also higher due to a $1.0 million increase in General and Administrative (“G&A”) expenses which totaled $3.1 million for the first quarter of 2023 due to the increase in personnel related costs and professional services necessary for public company reporting obligations, as well as supporting the overall growth of the Company.

●	Net loss for the first quarter of 2023 was $5.6 million compared to $3.8 million in the corresponding quarter of 2022. Net loss per share was $0.17 for the first quarter of 2023, based on a weighted average of approximately 33.7 million basic and diluted shares outstanding in the first quarter. This compares to a first quarter 2022 basic and diluted net loss per share of $0.14 against a weighted average of approximately 26.9 million basic and diluted shares outstanding.

Balance sheet highlights:

Cyngn’s unrestricted cash and short-term investments at the end of the first quarter 2023 was $17.0 million, compared to $22.6 million at the end of 2022. Working capital was $17.4 million and total stockholders’ equity was $19.4 million at the end of the March quarter of 2023, compared to working capital of $22.4 million and total stockholders equity of $24.1 million respectively at the end of 2022.

Conference Call and Webcast Information:

Cyngn will host a conference call at 1.30 p.m. PDT/4.30 p.m. EDT today (Wednesday, May 10, 2023), during which management will discuss the results of the fiscal first quarter ended March 31, 2023.

A live webcast of the call will be available on the Cyngn website under “Events & Presentations” or by clicking here.

To participate via telephone:

Toll-Free:	877-407-0890
International:	201-389-0918

Those who are unable to attend the live conference call may access the recording, approximately one hour after the conclusion of the call, at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor Contact: Ben Mimmack, ben.mimmack@cyngn.com

Media Contact: Bill Ong, bill@cyngn.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation the risk factors discussed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2023	2022

Assets
Current assets
Cash	$7,967,979	$10,536,273
Restricted cash	-	50,000
Short-term investments	8,988,753	12,064,337
Prepaid expenses and other current assets	1,384,996	1,126,137
Total current assets	18,341,728	23,776,747

Property and equipment, net	1,250,276	884,000
Right of use asset, net	233,167	371,189
Intangible assets, net	509,275	473,076
Total Assets	$20,334,446	$25,505,012

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$443,599	$155,943
Accrued expenses and other current liabilities	231,735	854,920
Operating lease liability, current portion	238,600	376,622
Total liabilities (all current)	913,934	1,387,485

Commitments and contingencies
Stockholders’ Equity
Common stock, Par $0.00001; 100,000,000 shares authorized, 33,719,592 and 33,684,864 shares issued and outstanding as of March 31, 2023 and December 31, 2022	337	337
Additional paid-in capital	160,778,972	159,847,229
Accumulated deficit	(141,358,797)	(135,730,039)
Total stockholders’ equity	19,420,512	24,117,527
Total Liabilities and Stockholders’ Equity	$20,334,446	$25,505,012

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31,
	2023	2022

Revenue	$872,800	$-
Costs and expenses:
Cost of revenue	616,694	-
Research and development	3,030,056	1,681,145
General and administrative	3,070,920	2,137,516
Total costs and expenses	6,717,670	3,818,661

Loss from operations	(5,844,870)	(3,818,661)

Other income, net
Interest income (expense)	46,902	(379)
Other income	169,210	1
Total other income, net	216,112	(378)

Net loss	(5,628,758)	(3,819,039)

Net loss per share attributable to ordinary stockholders, basic and diluted	$(0.17)	$(0.14)

Weighted-average shares used in computing net loss per share attributable to ordinary stockholders, basic and diluted	33,702,767	26,862,227

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(5,628,758)	$(3,819,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	228,031	69,054
Stock-based compensation	924,899	520,142
Realized gain on short-term investments	(169,210)	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(258,859)	(808,350)
Accounts payable	287,656	(17,583)
Accrued expenses, lease liabilites, and other current liabilities	(761,207)	655,546
Net cash used in operating activities	(5,377,448)	(3,400,230)

Cash flows from investing activities
Purchase of property and equipment	(447,739)	(226,906)
Acquisition of intangible asset	(44,745)	-
Purchase of short-term investments	(10,497,206)	-
Proceeds from maturitity of short-term investments	13,742,000	-
Net cash provided by (used in) investing activities	2,752,310	(226,906)

Cash flows from financing activities
Proceeds from exercise of stock options	6,844	88,885
Net cash provided by financing activities	6,844	88,885

Net decrease in cash and restricted cash	(2,618,294)	(3,538,251)
Cash and restricted cash, beginning of period	10,586,273	21,995,981
Cash and restricted cash, end of period	$7,967,979	$18,457,730

Supplemental disclosure of cash flow:
Cash paid during the period for interest and taxes	$-	$-

Supplemental disclosure of non-cash activities:
Initial recognition of operating lease right-of-use assets and operating lease liabilities	$-	$824,292
Change in deferred rent associated with ASC 842	-	58,676
Acquisition of property and equipment included in accounts payable and accrued expenses	139,568	-